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                            SUPPLEMENT TO PROSPECTUS

                             DATED OCTOBER 15, 1999

                    135,400 SHARES OF KEYSTONE PROPERTY TRUST

                          COMMON STOCK $0.001 PAR VALUE

                           REGISTRATION NO. 333-89095

         An aggregate of 135,400 shares of the Company's Common Stock were sold on January 13, 2000 at a price of $14.875 per share by CRA Real Estate Securities (The "selling security holder"), in its capacity as investment advisor, as follows: 87,400 shares on behalf of BellSouth Corp., nominee name of Marine Crew & Co.; 5,000 shares on behalf of CRA REIT Fund, nominee name of Hare & Co.; and 43,000 shares on behalf of IBM Retirement Fund, nominee name of Kane & Co.

         All of the 135,400 shares of Common Stock described above were sold by the selling security holder. The selling security holder has resold or will resell such shares in the manner described under the "Method of Sale' section in the Prospectus of which this Supplement forms a part. Any compensation in the form of discounts, fees or commissions and any profits on the sales of such shares may be deemed underwriting discounts or commissions.

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           The date of this Prospectus Supplement is January 13, 2000